Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated March 10, 2022 is entered into by and among Acacia Research Group LLC, a Texas limited liability company (“Acacia”), Acacia Research Corporation (the “Company”) and Martin McNulty Jr. (“Executive”), on the following terms and conditions.

BACKGROUND

WHEREAS, Acacia, the Company and Executive desire to enter into this Agreement, subject to the terms and conditions as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, Acacia, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.             Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

a.              “Board” means the Board of Directors of the Company.

2.              Position and Responsibilities. Effective as of March 10, 2022 (the “Effective Date”) Executive shall be employed by Acacia and serve as Chief Operating Officer and Head of M&A of Acacia’s parent entity, the Company. Executive agrees that, at all times during his employment hereunder, Executive will be subject to and comply with Acacia’s and the Company’s personnel rules, policies and procedures, including but not limited to the Company’s Insider Trading Policy (attached hereto as Exhibit A), Sexual Harassment Policy (attached hereto as Exhibit B), Acacia’s Employee Handbook (which has been provided to Executive) and Executive Officer Stock Ownership Guidelines (attached hereto as Exhibit C), in each case, as may be modified from time to time. Executive will devote his full working time and efforts to the Company’s business to the exclusion of all other employment or active participation in other business interests, unless otherwise consented to in writing by the Company. This will not preclude Executive from (a) devoting time to personal and family endeavors or investments, (b) serving on community and civic boards, (c) participating in industry or trade associations, or (d) serving on a board of a public or private company that does not directly compete with the Company; provided, that (x) such activities do not materially interfere with Executive’s duties to the Company or create a conflict of interest, and (y) the Board approves Executive’s service on any board of directors.

3.             Employment. Executive’s employment with Acacia may be terminated by the Company or Executive upon thirty (30) days’ written notice to the other party, for any reason. This arrangement may not be changed during Executive’s employment, unless agreed to in writing executed by the Company’s Chief Executive Officer after being approved by the Compensation Committee of the Board (the “Compensation Committee”).

4.             Compensation. For all services rendered by Executive pursuant to this Agreement, Acacia will pay Executive, subject to his adherence to all of the terms of this Agreement, and Executive will accept as full compensation hereunder, the following:

a.             Salary. Acacia will pay Executive an annual salary (the “Base Salary”) of $450,000. The Base Salary will be subject to all appropriate federal and state withholding taxes and be payable bi-weekly, in accordance with the normal payroll procedures of Acacia. The Base Salary will be subject to an annual review by the Compensation Committee. In the event of an adjustment to the Base Salary, the term “Base Salary” shall refer to the adjusted amount.

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b.             Annual Bonus. Executive will be eligible for annual cash incentive compensation (the “Annual Bonus”) ranging from 100-150% of Base Salary as will be determined by the Board in accordance with annual performance objectives established by the Board on an annual basis. The Annual Bonus, if any, will be paid to Executive in the same manner and at the same time that other senior-level executives of the Company receive their annual bonus awards, as determined by the Board or the Compensation Committee, provided, Executive will have the option to receive all or a portion of his Annual Bonus in stock of the Company (Nasdaq: ACTG). In order to be eligible for an Annual Bonus, Executive must be in good standing with the Company. The Annual Bonus will be subject to all appropriate federal and state withholding taxes.

c.             Equity Grant. As of the date hereof, the Executive will be granted: (i) 250,000 stock options of the Company on the terms and conditions (including the vesting terms) set forth in the Option Award Agreement, attached hereto as Exhibit D, and (ii) 60,000 restricted stock units of the Company on the terms and conditions (including the vesting terms) set forth in the Restricted Stock Unit Award Agreement, attached hereto as Exhibit E. 1 In addition, the Executive will be eligible to receive an annual equity award commencing with his compensation package for the 2023 calendar year.

d.             Contingent Interest Plan. In addition to the annual cash and equity incentives discussed above, the Company intends to implement an equity participation plan related to the performance of the Company’s investments in which Executive would be eligible to participate commensurate with Executive’s position with the Company.

e.              Benefits and Perquisites. Acacia will make benefits available to Executive, including, but not limited to, vacation and holidays, sick leave, health insurance, bonus plans, and the like, to the extent and on the terms made available to other similarly situated senior executives of the Company. This provision does not alter the Company’s or Acacia’s right to modify or eliminate any employee benefit and does not guarantee the continuation of any kind or level of benefits. All such benefits shall cease upon the termination of Executive’s employment under this Agreement.

f.               Expenses; Travel. Acacia will reimburse Executive for all reasonable out-of-pocket business and travel expenses incurred in connection with the performance of Executive’s duties or professional activities on behalf of the Company in accordance with Acacia’s and the Company’s reimbursement policies.

5.              At-Will Employment. By accepting employment with Acacia as an officer of the Company, Executive acknowledges that his employment is on an at-will basis and for an unspecified duration. Neither this Agreement nor any other verbal representations will confer any right to continuing employment. Either Executive or the Company may terminate Executive’s employment relationship at any time, with or without cause upon thirty (30) days’ written notice. Executive’s at-will employment status can only be changed in a written agreement signed by the Company’s Chief Executive Officer upon the approval of the Compensation Committee.

6.          Confidentiality.

a.              Confidential Information. The Company and Executive recognize that Executive will acquire certain confidential and proprietary information relating to the Company’s business and the business of the Company’s affiliates (including, without limitation, Acacia). Such confidential and proprietary information is information that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (“Confidential Information”). Confidential Information may include, without limitation, the following: business plans, projections, planning and strategies, marketing plans, materials, pricing, programs and related data, product information, services, budgets, acquisition plans, the names or addresses of any employees, independent contractors or customers, licensing strategy, statistical data, financial information or arrangements, manuals, forms, techniques, know-how, trade secrets, software, any method or procedure of the Company’s business, whether developed by the Company or developed, or contributed to, by Executive during the course of Executive’s employment, or made available to Executive by the Company or any of the Company’s affiliates in the course of Executive’s employment, or any market development, research or expansion projects, business systems and procedures and other confidential business and proprietary information. Confidential Information may be contained in written materials, verbal communications, the unwritten knowledge of employees, or any other tangible medium, such as tape, computer, or other means of electronic storage of information.

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1Vesting Schedule for the awards as follows: 1/3 on the two-year anniversary of this Agreement, 1/3 on the three-year anniversary of this Agreement, and 1/3 on the four-year anniversary of this Agreement

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b.             Obligation of Confidentiality. Executive acknowledges and agrees that all of the Confidential Information constitutes special, unique and valuable assets of the Company and trade secrets, the disclosure of which would cause irreparable harm and substantial loss to the Company and its affiliates. In view of the foregoing, Executive agrees that at no time will Executive, directly or indirectly, and whether during or after his employment hereunder, use, reveal, disclose or make known any Confidential Information without specific written authorization from or written direction by the Company. Executive further agrees that, immediately upon termination or expiration of his employment for any reason whatsoever, or at any time upon request by the Company, Executive will return to the Company all Confidential Information. Notwithstanding the foregoing, any restriction on Executive’s use, disclosure, or conveyance of Confidential Information will not apply to (i) any Confidential Information that enters the public domain through no fault of Executive’s or any person affiliated with Executive; (ii) any Confidential Information that Executive is required to disclose pursuant to applicable law or legal process, an order of a court of competent jurisdiction or a government agency having appropriate authority, solely to the extent necessary to comply with such order; and (iii) any use or disclosure, during the course of Executive’s employment hereunder of Confidential Information made necessary by the proper conduct of the business of the Company and consistent with the instructions of the Company. Nothing herein shall prohibit Executive from providing information in connection with: (a) any disclosure of information required by law or legal process; (b) reporting possible violations of federal or state law or regulation to any governmental agency, commission or entity or self-regulatory organization (collectively “Government Agencies”) (c) filing a charge or complaint with Government Agencies; (d) making disclosures that are protected under the whistleblower provisions of federal or state law or regulation (collectively the “Whistleblower Statutes”); or (e) from responding to any inquiry from, or assisting in any inquiry, investigation or proceeding brought by Government Agencies in connection with (a) through (e).

7.             Intellectual Property. Executive agrees that any and all discoveries, concepts, ideas, inventions, writings, plans, articles, devices, products, designs, treatments, structures, processes, methods, formulae, techniques and drawings, and improvements or modifications related to the foregoing that are in any way related to the Company’s patent portfolios or any other intellectual property owned by the Company or its affiliates (including, without limitation, Acacia), whether patentable, copyrightable or not, which are made, developed, created, contributed to, reduced to practice, or conceived by Executive, whether solely or jointly with others, in connection with Executive’s employment hereunder (collectively, the “Intellectual Property”) shall be and remain the exclusive property of the Company, and, to the extent applicable, a “work made for hire,” and the Company shall own all rights, title and interests thereto, including, without limitation, all rights under copyright, patent, trademark, statutory, common law and/or otherwise. By Executive’s execution of this Agreement, Executive hereby irrevocably and unconditionally assigns to the Company all right, title and interest in any such Intellectual Property. Executive further agrees to take all such steps and all further action as the Company may reasonably request to effectuate the foregoing, including, without limitation, the execution and delivery of such documents and applications as the Company may reasonably request to secure the rights to Intellectual Property worldwide by patent, copyright or otherwise to the Company or its successors and assigns. Executive further agrees promptly and fully to disclose any Intellectual Property to the officers of the Company and to deliver to such officers all papers, drawings, models, data and other material (collectively, the “Material”) relating to any Intellectual Property made, reduced to practice, developed, created or contributed to by Executive and, upon termination, or expiration of his or her employment with the Company, to turn over to the Company all such Material. Any intellectual property which was developed by Executive prior to the Effective Date, or which is developed by Executive during or after the termination of this Agreement and is not in any way related to any of the Company’s or any of its affiliates’ intellectual property, shall be owned by Executive.

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8.              Covenants.

a.              Exclusive Service; Non-Solicitation. During the term of Executive’s employment, Executive agrees not to perform services for any other entity, group or individual if such service would be in conflict with or interfere in any way with the Company’s business interests (as reasonably determined by the Company). During the term of Executive’s employment and for a period of 12 months after termination of Executive’s employment for any reason, Executive will not (a) solicit for employment and then employ any employee of the Company or any of its affiliates or any person who is an independent contractor involved with the Company or any of its affiliates (or any person who was during the prior six months an employee or independent contractor of the Company or any of its affiliates), (b) pursue or otherwise solicit any Customer or Investment Opportunity of the Company or any of its affiliates, or (c) induce, attempt to induce or knowingly encourage any Customer or Investment Opportunity of the Company or any of its affiliates to divert any business or income from the Company or any of its affiliates or to stop or alter the manner in which they are then doing business with the Company or any of its affiliates. In addition, in the event of the termination of Executive’s employment for any reason, Executive, for a period of 18 months following Executive’s termination of employment for any reason, will not serve as a director, officer, employee or consultant to any public company engaged in the business of acting as a patent assertion entity (“PAE”); provided that (i) Executive may be employed by or provide services to an affiliated group that has a business unit that acts as a PAE, which business unit comprises no more than fifteen percent (15%) of such affiliated group’s overall business as measured by revenue, provided that Executive does not provide any direct services to the business unit (for the avoidance of doubt, it will not be a violation of this Agreement for Executive to render services to a different business unit or to serve the parent of such business unit), and comply with Executive’s obligations with respect to the Company’s Confidential Information and (ii) Executive may become employed by or provide services to any private equity fund, hedge fund, or other similar investment vehicle that invests in or holds a position in a public entity that acts as a PAE, provided that Executive’s services to such investment vehicle or its managers or advisors do not involve investment or management decisions with respect to any of such investment vehicle’s public portfolio companies engaged as PAEs and Executive does not use any of the Company’s Confidential Information. The term “Customer” means any individual or business firm that was or is a customer or client of, or one that was or is a party in an investor agreement with, or whose business was actively solicited by, the Company or any of its affiliates at any time, regardless of whether such customer was generated, in whole or in part, by Executive’s efforts. The term “Investment Opportunity” means any opportunity in which the Company or any of its affiliates or subsidiaries at any time sought to invest, regardless of whether such opportunity was generated, in whole or in part, by Executive’s efforts.

b.              Return of the Company’s Property. Upon the termination of Executive’s employment in any manner, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company.

c.              Cooperation. During the term of this Agreement and thereafter, Executive agrees to cooperate with the Company and its affiliates, agents, accountants and attorneys concerning any matter with which Executive was involved during Executive’s employment. Such cooperation will include, but not be limited to, providing information to, meeting with and reviewing documents provided by the Company and its affiliates, agents, accountants and attorneys during normal business hours or other mutually agreeable hours upon reasonable notice and being available for depositions and hearings, if necessary and upon reasonable notice. If Executive’s cooperation is required after the termination of Executive’s employment, Acacia will reimburse Executive for any reasonable out of pocket expenses incurred in performing Executive’s obligations hereunder.

d.             Non-Disparagement. During the term of this Agreement and thereafter, Executive shall not make any statements (whether written, electronic or oral) that disparage, denigrate, malign or criticize the Company or any of its affiliates (including, without limitation, Acacia), or any of their respective businesses, products, directors, officers or employees. Notwithstanding the foregoing, in no event shall the provisions of this Section 8(d) prohibit Executive from making truthful statements to the extent required by law or legal process.

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9.              General Provisions.

a.              Successors and Assigns. The rights of the Company and Acacia under this Agreement may, without the consent of Executive, be assigned by the Company and/or Acacia, in its sole and unfettered discretion, to any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company and/or Acacia. The Company and Acacia will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company and/or Acacia expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company and/or Acacia would be required to perform it if no such succession had taken place; provided, however, that no such assumption will relieve the Company or Acacia of its respective obligations hereunder. As used in this Agreement, the “Company” and “Acacia” means the Company or Acacia, as the case may be, as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise. Executive is not entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount is at such time payable to Executive hereunder, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

b.              Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for injunctive relief without the need for an undertaking in order to enforce or prevent any violations of the provisions of this Agreement.

c.              Severability and Reformation. The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof and the remaining provisions remain in full force and effect. Moreover, any provision so affected shall be limited only to the extent necessary to bring the Agreement within the applicable requirements of law.

d.             Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought and any and all legal proceedings to enforce this Agreement whether in contract, tort, equity or otherwise, shall be brought in the state or federal courts sitting in Manhattan, New York, the parties hereto hereby waiving any claim or defense that such forum is not convenient.

e.              Arbitration of Disputes.

(i)             Agreement to Arbitrate. The parties hereby agree that any and all disputes, claims or controversies arising out of or relating to this Agreement, the employment relationship between the parties, or the termination of the employment relationship, that are not resolved by their mutual agreement shall be resolved by final and binding arbitration by a neutral arbitrator. This agreement to arbitrate includes any claims that either the Company or Acacia may have against Executive, or that Executive may have against the Company, Acacia and any of their respective affiliates or its or their officers, directors, employees, agents and representatives.

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(ii)            Covered Claims. The claims covered by this agreement to arbitrate include, but are not limited to, claims for: wrongful termination; breach of any contract or covenant, express or implied; breach of any duty owed to Executive by the Company or Acacia or to the Company or to Acacia by Executive; personal, physical or emotional injury; fraud, misrepresentation, defamation, and any other tort claims; wages or other compensation due; penalties; benefits; reimbursement of expenses; discrimination or harassment, including but not limited to discrimination or harassment based on race, sex, color, pregnancy, religion, national origin, ancestry, age, marital status, physical disability, mental disability, medical condition, or sexual orientation; retaliation; violation of any local, state, or federal constitution, statute, ordinance or regulation (as originally enacted and as amended), including but not limited to Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act of 1967, Americans With Disabilities Act, Fair Labor Standards Act, Executive Retirement Income Security Act, Immigration Reform and Control Act, Consolidated Omnibus Budget Reconciliation Act, Family and Medical Leave Act, California Fair Employment and Housing Act, California Family Rights Act, California Labor Code, California Civil Code, and the California Wage Orders or similar laws of other states. This Agreement shall not apply to any dispute if an agreement to arbitrate such dispute is prohibited by law.

(iii)           Arbitration Process. The Parties further agree that any arbitration shall be conducted before one neutral arbitrator selected by the parties and shall be conducted under the Employment Arbitration Rules of the JAMS (“JAMS Rules”) then in effect. Executive may obtain a copy of the JAMS Rules by accessing the JAMS website at https://www.jamsadr.com, or by requesting a copy from the President of the Board. By signing this Agreement, Executive acknowledges that he or she has had an opportunity to review the JAMS Rules before signing this Agreement. The arbitration shall take place in Manhattan, New York. The arbitrator shall have the authority to order such discovery by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration. The arbitrator is authorized to award any remedy or relief available under applicable law that the arbitrator deems just and equitable, including any remedy or relief that would have been available to the parties had the matter been heard in a court. Nothing in this Agreement shall prohibit or limit the parties from seeking provisional remedies under California Code of Civil Procedure section 1281.8 or similar state and local laws, including, but not limited to, injunctive relief from a court of competent jurisdiction. The arbitrator shall have the authority to provide for the award of attorney’s fees and costs if such award is separately authorized by applicable law. Executive shall not be required to pay any cost or expense of the arbitration that she would not be required to pay if the matter had been heard in a court. The decision of the arbitrator shall be in writing and shall provide the reasons for the award unless the parties agree otherwise. The arbitrator shall not have the power to commit errors of law or legal reasoning and the award may be vacated or corrected on appeal to a court of competent jurisdiction for any such error.

(iv)          Federal Arbitration Act. This agreement to arbitrate shall be enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. Sections 1, et. seq.

f.              Entire Agreement, Amendment and Waiver. This Agreement contains the entire understanding and agreement between the parties and supersedes any other agreement between Acacia and Executive or between the Company and Executive, whether oral or in writing, with respect to the subject matter hereof. This Agreement may not be altered or amended, nor may any of its provisions be waived, except by a writing signed by both parties hereto or, in the case of an asserted waiver, by the party against whom the waiver is sought to be enforced. Waiver of any provision of this Agreement, or any breach thereof, shall not be deemed to be a waiver of any other provision or any subsequent alleged breach of this Agreement.

g.             Clawback, Stock Ownership and Holding Period Requirements. Notwithstanding any other provision in this Agreement to the contrary, Executive will be subject to the written policies of the Board applicable to Company executives, relating to recoupment or “clawback” of incentive compensation.

h.             Survival and Counterparts. The provisions of Section 1 (Definitions), Section 6 (Confidentiality), Section 7 (Intellectual Property), Section 8 (Covenants), and Section 9 (General Provisions) of this Agreement will survive the termination of this Agreement. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement supersedes any prior or other agreement governing the subject matter hereof.

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i.               Section 409A. To the extent (A) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment hereunder, constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and (B) the Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (1) the expiration of the 6-month period measured from the date of the Executive’s “separation from service” (as such term is at the time defined in regulations under Section 409A) hereunder and (2) the date of the Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive or his beneficiary in one lump sum (without interest). To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that (i) all payments hereunder are exempt from Section 409A to the maximum permissible extent and, (ii) for any payments where such construction is not tenable, so that those payments comply with Section 409A to the maximum permissible extent. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. All references to termination of employment or similar terms shall be deemed to mean separation from service within the meaning of Section 409A to the extent necessary to comply with Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (y) Acacia or its affiliates will reimburse the Executive for expenses for which the Executive is entitled to be reimbursed on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred or, if earlier, within 30 days after the Executive has substantiated the expense, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company: ACACIA RESEARCH CORPORATION, Sole member of Acacia Research Group LLC By:__________________________________ Name: Title:
Acacia: ACACIA RESEARCH GROUP LLC By:__________________________________ Name: Title:
Executive: ___________________________________ Martin McNulty Jr.

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EXHIBIT A

INSIDER TRADING POLICIES

See attached.

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EXHIBIT B

SEXUAL HARASSMENT POLICIES

See attached.

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EXHIBIT C

Executive Officer Stock Ownership Guidelines

See attached.

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EXHIBIT D

Stock option award

See attached

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EXHIBIT E

Restricted stock unit award

See attached

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